Exhibit 10.6

SEVERANCE AGREEMENT

This SEVERANCE AGREEMENT (the “Agreement”) is entered into on March 3, 2025, by and between OrphAI Therapeutics, Inc., a Delaware corporation (the “Company”) and Keith Fandrick (the “Employee”).

WHEREAS, the Company employs Employee on an at-will basis in the capacity of Chief Operating Officer; and

WHEREAS, the Company desires to provide Employee with some degree of financial security in the event of an involuntary termination without Cause (as defined herein).

NOW, THEREFORE, in consideration of the foregoing and the mutual covenants and promises contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and intending to be legally bound, the parties hereto agree as follows:

1. At-Will Employment. Employee’s employment by the Company is for no specified period and shall continue to be on an at-will basis. Employee’s at-will status may only be altered in writing signed by the Company’s Chief Executive Officer.

2. Termination. Either party may terminate Employee’s employment at any time for any reason with or without notice. Except as otherwise provided herein, upon cessation of Employee’s employment, Employee will be entitled only to (i) accrued and unpaid base salary and if payable pursuant to the Company’s PTO policy or if required by law, accrued and unpaid PTO time, if any, through the date of such termination, (ii) reimbursement of all preapproved business expenses incurred through the date of termination in accordance with the Company’s expense reimbursement policies, and (iii) any accrued or vested benefits, which will be payable under the Company’s benefit plans in accordance with the terms of those benefit plans. Immediately upon the termination of Employee’s employment for any reason, Employee will be deemed to have resigned from all directorships, committee memberships and any other offices or positions Employee holds with the Company Parties.

3. Severance Benefit. In the event Employee’s employment is terminated by the Company for any reason other than Cause (as defined herein), (i) the Company shall provide Employee with salary continuation at the base rate in effect as of the termination date for a period of six (6) months, such payments to be made, less applicable tax and other withholdings, in accordance with the Company’s ordinary payroll practices (the “Severance Payment”), and (ii) as of the termination date, all vested ISO’s shall convert to Non-Qualified Stock Options, exercisable up to the one-year anniversary of the termination date (the “Option Conversion”), provided, however, no option shall have its term extended beyond the original Option Expiration Date set forth in each applicable option grant notice (the Severance Payment and the Option Conversion shall be collectively referred to as the “Severance Benefit”). The Severance Benefit is contingent on Employee executing and not revoking a standard General Release Agreement in a form reasonably agreeable to the Company.

4. Cause. For purposes of this Agreement, “Cause” shall mean:

i.	fraud, misappropriation, or embezzlement by Employee;

ii.	willful and gross misconduct by Employee in the performance of Employee’s duties;

iii.

Employee’s breach or violation of any applicable federal, state or local law as it relates to acts or omissions of the Employee related to employment (but not related to decisions made using reasonable business judgment), or the indictment for a crime, which the Company reasonably believes would impair Employee’s ability to perform the duties of Employee’s position;

iv.

Employee’s commission of an act or omitting to take an act directly resulting in material damage to the Company, including but not limited to breach of material Company policies such as, by way of example only, non-discrimination, sexual harassment, and conflict of interest; or

v.	Employee’s possession of an illegal substance or use of a controlled substance, or consumption of alcohol during business hours (except in moderation during company-sponsored events).

5. Section 409A. The intent of the parties is that payments and benefits under this Agreement be exempt from, or comply with, Section 409A of the Code and the regulations and guidance promulgated thereunder and this Agreement shall be construed and interpreted consistent with such intent. With respect to any expense, reimbursement or in-kind benefit provided pursuant to this Agreement (or any other policy of the Company) that constitutes a “deferral of compensation” within the meaning of Section 409A of the Code and its implementing regulations and guidance, (a) the expenses eligible for reimbursement or in-kind benefits provided to Employee must be incurred during the Term (or applicable survival period), (b) the amount of expenses eligible for reimbursement or in-kind benefits provided to Employee during any calendar year will not affect the amount of expenses eligible for reimbursement or in-kind benefits provided to Employee in any other calendar year, (c) the reimbursements for expenses for which Employee is entitled to be reimbursed shall be made on or before the last day of the calendar year following the calendar year in which the applicable expense is incurred and (d) the right to payment or reimbursement or in-kind benefits hereunder may not be liquidated or exchanged for any other benefit. To the extent required by Section 409A of the Code, if the consideration and revocation period of any required General Release Agreement begins in one calendar year and ends in a second calendar year then any payments contingent upon such General Release Agreement shall not commence until the second calendar year. For purposes of Section 409A of the Code, Employee’s right to receive any installment payment pursuant to this Agreement shall be treated as a right to receive a series of separate and distinct payments.

6. Successors and Assigns; Third Party Beneficiaries. The Company may assign this Agreement only to any parent company or direct or indirect subsidiary of the Company, or any successor to all or substantially all the assets and business of the Company by means of liquidation, dissolution, merger, consolidation, transfer of assets, sale of stock or otherwise. The duties of Employee hereunder are personal to Employee and may not be assigned. There are no third-party beneficiaries. This Agreement shall inure to the benefit of and be binding upon Company’s successors and assigns.

7. Governing Law and Enforcement. This Agreement shall be governed by and construed in accordance with the laws of the State of Connecticut, without regard to the principles of conflicts of laws. Any action arising under or relating to this Agreement shall be brought in the Superior Court for the State of Connecticut, Judicial District of New Haven or the U.S. District Court for the District of Connecticut and all parties hereby consent to the jurisdiction of the Connecticut courts.

8. Waivers. The waiver by either party of any right hereunder or of any breach by the other party will not be deemed a waiver of any other right hereunder or of any other breach by the other party. No waiver will be deemed to have occurred unless set forth in a writing. No waiver will constitute a continuing waiver unless specifically stated, and any waiver will operate only as to the specific term or condition waived.

9. Severability. Whenever possible, each provision of this Agreement will be interpreted in such manner as to be effective and valid under applicable law. However, if any provision of this Agreement is held to be invalid, illegal, or unenforceable in any respect, such invalidity, illegality, or unenforceability will not affect any other provision, and this Agreement will be reformed, construed, and enforced as though the invalid, illegal or unenforceable provision had never been herein contained.

10. Entire Agreement; Amendments. This Agreement contains the entire agreement and understanding of the parties hereto relating to the subject matter hereof, and, except as otherwise specified herein, merges and supersedes all prior and contemporaneous discussions, agreements and understandings of every nature relating to termination and severance benefits. This Agreement may not be changed or modified, except by an agreement in writing signed by each of the parties hereto.

11. Withholding. All payments to Employee hereunder will be subject to tax withholding in accordance with applicable law.

12. Section Headings. The headings of sections and paragraphs of this Agreement are inserted for convenience only and shall not in any way affect the meaning or construction of any provision of this Agreement.

13. Counterparts; Facsimile. This Agreement may be executed and delivered in multiple counterparts (including by facsimile or electronic signature), each of which will be deemed to be an original, but all of which together will constitute but one and the same instrument. Counterparts may be delivered via facsimile, electronic mail (including pdf) or other transmission method and any counterpart so delivered shall be deemed to have been duly and validly delivered and be valid and effective for all purposes.

[This space left blank intentionally; signature page follows]

IN WITNESS WHEREOF, the Company has caused this Agreement to be executed by its duly authorized officer, and Employee has executed this Agreement, in each case on the first written above.

ORPHAI THERAPEUTICS, INC.

By:	/s/ Brigette Roberts
Name:	Brigette Roberts
Title:	Chief Executive Officer

EMPLOYEE:

/s/ Keith Fandrick
Keith Fandrick